Exhibit 3.1(i)

APPROVED
AND
FILED ID. SECRETARY OF STATE

CERTIFICATE OF INDIANA LIMITED PARTNERSHIP
OF
DUKE REALTY LIMITED PARTNERSHIP

Pursuant to the provisions of the Indiana Revised Uniform Limited Partnership Act, I.C. 23-16 et seq., the undersigned general partner hereby forms the limited partnership named below:

1.               The name of the limited partnership is: Duke Realty Limited Partnership.

2.               The address of the office at which the records required by IC 23-16-2-3(a) are to be kept is: 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana  46240

3.               The name and business address of its registered agent is:

Darell E. Zink, Jr.

8888 Keystone Crossing, Suite 1200

Indianapolis, Indiana  46240

4.               The name and business address of the sole general partner is:

Duke Realty Investments, Inc.

8888 Keystone Crossing, Suite 1200

Indianapolis, Indiana  46240

5.               The lastest date upon which the limited partnership is to dissolve is December 31, 2043, subject to extension in certain circumstances to December 31, 2068.

6.               This certificate is effective on the filing date.

Executed by the sole General Partner of the limited partnership this 17th day of September,  1993.

DUKE REALTY INVESTMENTS, INC.

By:	/s/ John W. Wynne
John W. Wynne
Chairman of the Board

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